Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
YAPPA WORLD INCORPORATED

Yappa World Incorporated (the “Corporation”) organized and existing under and by virtue of the General Corporation laws of the State of Delaware docs hereby certify:

First: That the Board of Directors of the Corporation by written consent of its board members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended and restated (the “Certificate of lncorporation”) of the Corporation:

RESOLVED, that the Certificate of lncorporation of the Corporation shall be amended such that Article FOURTH of the Corporation’s Certificate of lncorporation be deleted and replaced with the following:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, having a par value of $0.0001 per share, and Twenty Million (20,000,000) shares of preferred stock, having a par value of $0.0001 per share. The board of directors of the Corporation is authorized to provide for the issuance of the shares of common stock and preferred stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish, from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The Board of Directors of the Corporation have created, out of the aforementioned shares of preferred stock authorized, Three Million (3,000,000) shares of “Series A Convertible Preferred Stock” with the rights, designations, and preferences set forth on the Certificate of Designation for the Series A Convertible Preferred Stock attached hereto.”

Second: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

Third: That aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 6th day of June, 2017.

By:	/s/ Jennifer Dyer
Jennifer Dyer, President, Chief Executive Officer